EXHIBIT 99.1

BabyUniverse Taps Luxury Baby Market by Acquiring PoshTots

Nationally Recognized Brand Offers E-commerce and Content to the Affluent

FORT LAUDERDALE, January 17, 2006 /PRNewswire-FirstCall/ -- BabyUniverse, Inc. (Amex: BUN) today announced that it has acquired, through a newly created wholly-owned subsidiary, substantially all of the assets of PoshTots, LLC, a luxury online retailer of baby and children’s furnishings.

Through its primary website, www.PoshTots.com, the Richmond-based PoshTots, LLC has long been recognized as a leading online retailer of high-end, artisan-crafted furniture to this country’s most affluent new mothers.  Beyond the baby and children’s segments, PoshTots recently extended its brand with the Fall 2005 introduction of a new website, www.PoshLiving.com, offering designer quality home furnishings to its existing and growing base of affluent, predominantly female, clients.

The innovative design work of PoshTots founders Karen Booth Adams and Andrea Edmunds has been featured in People Magazine, The Wall Street Journal, House Beautiful, InStyle, Better Homes and Gardens, along with many other national publications. They are known as the “designers of choice” not only for many Hollywood Moms, but for affluent clients around the globe. They have appeared on Good Morning America, VH1, Dr. Phil, Access Hollywood and numerous television design shows. Their unique style and commitment to the finest craftsmanship has established PoshTots as a leading destination for the world’s most extraordinary children’s furnishings.  With an average product order of approximately $500, PoshTots offers a wide range of products to the affluent female consumer, from $200 designer diaper bags to $20,000 bedroom sets, and their signature $47,000 ‘Cinderella Carriage’ child’s bed.

Now a part of the BabyUniverse family, PoshTots will continue to pursue its established business lines, in addition to a significant, development-stage “Branded Content” opportunity designed to capitalize on the company’s affluent customer base.  In late 2005, PoshTots distributed its first sponsored content publication to its customers.  With only a small fraction (0.2%) of recipients ‘opting-out’ of future content distributions, PoshTots will launch an advertisement-supported bi-weekly e-zine to its highly sought after customer base beginning in February of 2006.

Consideration paid for PoshTots includes $6.0 million in cash, $6.0 million in a one-year note, 237,248 shares of BabyUniverse common stock and 110,000 warrants to purchase BabyUniverse common stock at a price of $8.10 per share.  The transaction closed on January 13, 2006.

PoshTots, LLC generated approximately $7.0 million of Gross Sales (unaudited) in 2005, compared to $4.9 million (unaudited) in 2004 (an increase of 43%).  Based on the final five months of 2005, PoshTots has exhibited an annual pace of Gross Sales of approximately $8.35 million and an annual pace of Operating Income of approximately $1.2 million.  During this period, PoshTots generated a Gross Profit Margin of approximately 43%.  It is important to note that results for PoshTots have not yet been audited and, furthermore, that these results do not reflect the potential amortization impact of a required post-acquisition purchase price allocation, and related accounting, or timing differences associated with the application of BabyUniverse’s revenue recognition policies.

John C. Textor, the Chairman and CEO of BabyUniverse, said: “We feel privileged to have attracted the PoshTots team into the BabyUniverse family.  They have developed a highly differentiated business model that has resulted in a remarkably strong luxury brand, a high-margin e-commerce business, an attractive content strategy and an efficiently balanced online and offline marketing model.”

About BabyUniverse, Inc.

BabyUniverse, through its websites BabyUniverse.com and DreamtimeBaby.com, is a leading online retailer of brand-name baby, toddler and maternity products in the United States. With the recent acquisition of PoshTots.com and PoshLiving.com, BabyUniverse has expanded its business to include e-commerce and e-content offerings focused exclusively on this country’s most affluent online female consumers.

BabyUniverse is pursuing a dual strategy of organic growth and acquisition growth that is designed to establish BabyUniverse as the leader in the online baby marketplace. Beyond the baby segment, the Company intends to leverage its efficient and growing e-commerce platform to acquire other female-oriented e-commerce, marketing and new media companies. The overall objective of BabyUniverse is to establish a market- leading e-commerce and new media business focused on the high-growth female marketplace.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties relating to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. You are advised to consult further disclosures we may make on related subjects in our future filings with the Securities and Exchange Commission.

In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

SOURCE BabyUniverse, Inc.
Web Site: http://www.BabyUniverse.com
Investor Contact: BPC Financial Marketing, John Baldiserra, (800) 368-1217